Exhibit 10.6

Consulting Agreement

This Consulting Agreement (the “Agreement”), dated as of August 22, 2018, confirms our understanding with respect to the engagement of GreenBlock Capital LLC, located at 420 Royal Palm Way Palm Beach, Florida 33480 (“Consultant”) to serve as strategic advisor with respect to the matters set forth herein to Qualigen, Inc. (the “Company”).

Whereas, the Company has looked at the possibilities of becoming a public entity through the process of a reverse merger into a publicly-traded vehicle; and

Whereas, the Company desires to leverage the experience, knowledge and contacts of the Consultant in executing its “go-public” strategy, and the Consulting desires to work closely with the Company’s management to pursue this strategy.

Now therefore, the parties agree as follows:

1.	Services

Strategic Advisory and Consulting Services

Consultant will serve as a strategic advisor and capital markets consultant to the Company. Such services shall include, but are not limited to, the following (the “Services”):

●	Advise management on financing structures, reverse mergers, SEC and national exchange regulatory qualifications and requirements, and other general aspects of being a public company. The Services shall specifically not include the sale, negotiation, offer for sale, or purchase of securities of the Company, nor legal or accounting advice.
●	Seek, introduce and help negotiate agreements with public entities, strategic partners, service providers, and similar parties critical for the success of going public and being a public company;
●	Assist the Company in preparation of their capitalization and shareholder tables, financial statements, financial audits, business plans, corporate presentation materials and similar documents to support a go-public transaction and the on-going structure and growth of the Company;
●	Assist in the preparation and due diligence requests, and organization of diligence materials;
●	Subsequent to any go-public transaction, assist management with regulatory (SEC and exchanges) reporting requirements, shareholder communications, corporate strategy and other items associated with being a public company; and
●	Perform such other strategic advisory services related to the Company, its business, capital structure, and financial structure as Consultant and the Company agree to be appropriate.

2.	Compensation

For the services provided above, the Consultant shall receive an issuance of shares of common stock of the Company (the “Shares”) on the signing hereof equal to 7.5% of the total issued and outstanding capital stock of the Company on a fully diluted basis. The Shares shall be subject to the Repurchase Option and the Extension Payment set forth below.

If the Company does not complete a go-public transaction prior to the end of the Term of this Agreement, the Company shall have the right in its sole discretion to repurchase 80% of the Shares from the Consultant for the aggregate amount of $75,000 (the “Repurchase Option”).

If the Company completes a go-public transaction prior to the end of the Term of this Agreement, the Company shall extend the Term of this Agreement for an additional six (6) months from the closing of such transaction, and shall increase the Consultant’s fee by issuing additional Shares so that its common stock holdings of the post-merger public company equals 7.5% of the total issued and outstanding common stock on a fully diluted basis (the “Extension Payment”).

The structure of the Repurchase Option and the Extension Payment is not meant to act in any way as a success fee; but rather, since a substantial portion of the Consultant’s duties would be performed after a go-public transaction, as a reduction in their overall fee if such closing does not occur, and an increase (or anti-dilution protection) in the event such closing does occur. Consultant is not being compensated in any way for raising capital or the successful closing of a go-public transaction.

The Shares will have piggy-back registration rights with the other capital stock of the Company.

3.	Expenses

The Company shall reimburse Consultant for all its pre-approved out-of-pocket expenses incurred in performing its services hereunder including travel.

Out of the equity compensation received hereby, the Consultant will be responsible for compensating its own employees and consultants, including any consultants or advisors specifically listed on Schedule A hereof.

4.	Term and Termination

The term of this Agreement shall commence immediately and shall continue for nine (9) months (the “Term”); provided however, if the Company has signed a merger agreement which is in the process of closing at the end of the initial Term, this Agreement shall be extended month-to-month until the closing or termination of that agreement, whichever occurs first. The Term will then be extended after closing per the Extension Payment.

5.	Other Terms

(i)       Nondisclosure. Both during and after the Term, Consultant shall not, and Consultant shall not permit any member, officer, employee, agent or other representative of Consultant or of any other entity which is controlled by Consultant (collectively, “Affiliate”) to disclose to any person other than Affiliates of Consultant, or use for the benefit of Consultant or any Affiliates of Consultant, any terms of this Agreement or any non-public information concerning the Company which has been learned or has come into the possession of Consultant or an Affiliate of Consultant as a result of Consultant’s or such Affiliate’s association with the Company pursuant to this Agreement. In the event of any disclosure required by any applicable law, regulation or judicial or regulatory order or threat of such an order, Consultant shall provide Company written notice of any such disclosure request and shall further notify Company as expeditiously as possible to enable Company to authorize such disclosure, to limit such disclosure, or to take action necessary to prevent and/ or enjoin such disclosure.

(ii)       Independent Contractor. Consultant understands and agrees that it will act under this Agreement as an independent contractor, on a best efforts basis and in an introductory capacity to potential strategic partners, groups and/or sub-contractors.

(iii)       Indemnity. The Company agrees to indemnify Consultant and its affiliates and their respective directors, officers, employees, agents, and controlling persons (each an “Indemnified Party”) and Consultant agrees to the same for the Company from and against any and all losses, claims, damages and liabilities, joint and several (collectively, “Losses”), to which the Indemnified Party may become subject under any applicable federal or state law; provided that the Company will not be liable to the extent that any Loss is found in a final judgment in a court to have resulted primarily from Consultant or any Indemnified Party’s bad faith, gross negligence, willful misconduct, violation of law, misrepresentation or fraud. In that case, the Company will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as such may be incurred in connection with the investigation of or preparation for or defense of any pending or threatened claim or any action or proceeding arising thereof, whether or not such Indemnified Party is a party. The indemnification provided for in this Agreement shall be in addition to any rights that Consultant and/or the Company may have at common law or otherwise.

(iv)       Waiver. No provision of this Agreement may be changed or terminated except by a writing signed by the party or parties to be charged therewith. Unless expressly provided, no party to this Agreement will be liable for the performance of any other party’s obligations hereunder. Any party hereto may waive compliance by the other with any of the terms, provisions and conditions set forth herein; provided however, that any such waiver shall be in writing specifically setting forth those provisions waived thereby. No such waiver shall be deemed to constitute or imply waiver of any other term, provision or condition of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement. This Agreement is intended to supersede all prior agreements between the parties with respect to the subject matter hereof.

(v)       Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts executed in and to be performed in that state.

ACCEPTED AND AGREED TO:

GreenBlock Capital

By:	/s/ Christopher Nelson	Dated	8/22/18
Name:	Christopher Nelson
Title	MG Director

Qualigen, Inc.

By:	/s/ Michael Poirier	Dated	8/22/18
Name:	Michael Poirier
Title	CEO